EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-86080) pertaining to Halliburton Company of our report dated May 5, 2006, related to the financial statements and supplemental schedule of the Halliburton Savings Plan, included in the annual report on Form 11-K for the year ended December 31, 2005.

/s/ Harper & Pearson Company, P.C.

Houston, Texas
June 5, 2006